Exhibit 10.3

May 10, 2019

Bristow Group Inc. and

Bristow Holdings Company Ltd. III

2103 City West Blvd., 4th Floor

Houston, TX 77042

Attention: General Counsel

COMMITMENT LETTER

$75 million Superpriority Senior Secured Debtor-In-Possession Term Loan Credit Facility

Ladies and Gentlemen:

Each of the institutions identified on Schedule 1 hereto (each, a “Lender”) understands that BRISTOW GROUP INC. (“Holdings”) and BRISTOW HOLDINGS COMPANY LTD. III (together with Holdings, jointly and severally, “you” or the “Borrowers”) intend to enter into a $75 million Superpriority Senior Secured Debtor-In-Possession Term Loan Credit Facility (the “DIP Facility”) on the terms set forth in the DIP Facility Term Sheet attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”), and each Lender is pleased to offer its several and not joint commitment to provide a portion of the principal amount of the DIP Facility set forth opposite its name on Schedule 1 hereto, upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms.

An administrative agent reasonably acceptable to the Lenders will act as sole Administrative Agent for the DIP Facility (the “Administrative Agent”). No additional agents, co-agents or lenders will be appointed and no other titles will be awarded with respect to the DIP Facility without our prior written approval.

The commitment of each Lender hereunder is subject to the satisfaction of each of the following conditions precedent and those conditions precedent set forth or referred to in the Summary of Terms in a manner acceptable to the Lenders: (a) no development or change occurring after the date hereof, and no information becoming known after the date hereof, that, in our judgment, results in or could reasonably be expected to result in a material adverse change in, or material deviation from, the Information (as hereinafter defined), including without limitation, a material change in the terms of the transactions contemplated hereby or in the legal, tax, accounting or financial aspects of such transactions, or in the post-transaction corporate and capitalization structure of the Borrowers and their subsidiaries contemplated in this Commitment Letter and in the Information; (b) the accuracy and completeness of all representations that you and your affiliates make to the Lenders and your compliance with the terms of this Commitment Letter (including the Summary of Terms); (c) the negotiation, execution and delivery of definitive documentation for the DIP Facility consistent with the Summary of Terms and otherwise satisfactory to the Lenders; and (d) the payment of all fees set forth in the Summary of Terms that are due and payable on or before the date set forth for payment of such fees in the Summary of Terms.

In connection with the DIP Facility, you agree to provide and cause your advisors to provide the Lenders or their advisors upon request with all reasonably requested information and all evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”).

You represent, warrant and covenant that (a) all financial projections concerning the Borrowers and their subsidiaries that have been or are hereafter made available to the Lenders or their advisors by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (b) all Information, other than Projections, which has been or is hereafter made available to the Lenders or their advisors by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary, in light of the circumstances under which they were made, to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the DIP Facility (the “Closing Date”) so that the representation, warranty and covenant in the immediately preceding clause (b) are correct on the Closing Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment with respect to the DIP Facility, the Lenders are and will be using and relying on the Information without independent verification thereof.

You acknowledge that (a) the Lenders and/or their advisors on your behalf will make available to the Lenders and/or receive Information and other confidential materials in connection with the DIP Facility and the Borrowers or their affiliates, or the respective securities of any of the foregoing and (b) each Lender has entered into a Confidentiality Agreement, dated as of April 23, 2019 (each, an “NDA”), with the Borrower on behalf of itself and its subsidiaries. Each Lender acknowledges and agrees that all such Information and other confidential materials shall constitute “Confidential Information” as defined in its NDA and that it shall treat all such Information and other materials, including as to disclosure of such Information and other confidential materials, in accordance with its NDA and shall be bound by all obligations and restrictions imposed on it with respect to such Information and other confidential materials.

By executing this Commitment Letter, you agree to reimburse the Lenders from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of (i) Davis Polk & Wardwell LLP, as counsel to the Lenders and the Administrative Agent, (ii) each special and local counsel to the Lenders retained by the Lenders or the Administrative Agent in all applicable jurisdictions and (iii) PJT Partners LP, as financial advisor to the Lenders) incurred in connection with the DIP Facility, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each Lender and each of their affiliates and their respective officers, directors, employees, agents, accountants, attorneys, advisors and other representatives (each, a “Representative”) and any Representative of such Representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the DIP Facility and any other financings, or any use made or proposed to be made with the proceeds thereof IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (y) such Indemnified Party’s gross negligence or willful misconduct or (z) such Indemnified Party’s material breach of its obligations under this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in

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this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the contents hereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the DIP Facility or as otherwise required by law, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the fees contained in the Summary of Terms after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Notwithstanding anything to the contrary in the foregoing, you shall be permitted to publicly disclose this Commitment Letter to the extent necessary to obtain approval of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) for the DIP Facilities; provided that, to the extent any such disclosure of the fees set forth in the Summary of Terms is necessary to obtain Bankruptcy Court approval, such disclosure shall be made via a filing under seal and, to the extent required, by providing an unredacted copy thereof directly to the Bankruptcy Court. The Lenders hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Lenders, as applicable, to identify you in accordance with the Act. The Borrowers or any of their subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Lenders). This paragraph shall terminate on the first anniversary of the date hereof.

You acknowledge that any Lender or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Lenders agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. The Lenders further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that, subject to the NDA, the Lenders are permitted to access, use and share with any of their affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of any Lender or any of its affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the transactions and commitments described herein regarding the DIP Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and each Lender, on the other hand, (ii) you have

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consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Lender each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Lender has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Lenders and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Lenders have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Lender or its affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

This Commitment Letter (including the Summary of Terms) shall be governed by, and construed in accordance with, the laws of the State of New York. Each Lender and you hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the transactions contemplated hereby and thereby or the actions of the Lenders in the negotiation, performance or enforcement hereof. Each Lender and you hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms) and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter or the Summary of Terms shall affect any right that a Lender or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms) and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrowers or any of their subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each Lender and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each Lender and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. Notwithstanding the foregoing, upon any commencement of the Chapter 11 Cases (as defined in the Restructuring Support Agreement (as hereinafter defined)) and until entry of a final decree in each of the Chapter 11 Cases, each of the parties hereto agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or in connection with, this Commitment Letter.

The provisions of the immediately preceding six paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the DIP Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Lender hereunder.

Solely to the extent a Lender is an EEA Financial Institution (as defined in Annex I), the parties hereto acknowledge and consent to the provisions attached hereto as Annex I, which are part of this Commitment Letter.

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This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Restructuring Support Agreement, dated on or about the date hereof (the “Restructuring Support Agreement”), among Holdings, certain of its affiliates, each Supporting Secured Noteholder (as defined therein) party thereto, embodies the entire agreement and understanding among the Lenders, you and your affiliates with respect to the DIP Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitments of the Lenders and the undertakings of the Lenders hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms are subject to mutual agreement of the parties. This Commitment Letter is not assignable by the parties without the prior written consent of each other party and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties; provided, however, the consent of the Borrower shall not be required for a Lender to assign this Commitment Letter to another Lender, an affiliate of a Lender, or an entity or an affiliate of an entity that administers or manages a Lender.

This Commitment Letter and all commitments and undertakings of each Lender hereunder will expire at 5:00 p.m. (New York time) on May 10, 2019 unless you execute this Commitment Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) (which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of each Lender hereunder will expire on August 9, 2019 unless definitive documentation for the DIP Facility is executed and delivered prior to such date.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS) AND THE RESTRUCTURING SUPPORT AGREEMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

DW-TX, LP
By: DW Partners, LP, its investment manager

By:	/s/ Houdin Honarvar
Name:	Houdin Honarvar
Title:	General Counsel/CCO

DWV Maple Investments II, Ltd.

By:	/s/ Houdin Honarvar
Name:	Houdin Honarvar
Title:	Director

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

HIGHBRIDGE MSF INTERNATIONAL LTD.

By:	Highbridge Capital Management, LLC, as Trading Manager

By:	/s/ Jason Hempel
Name: Jason Hempel
Title: Managing Director

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

1992 TACTICAL CREDIT MASTER FUND, L.P.

By:	Highbridge Capital Management, LLC, as Trading Manager

By:	/s/ Jason Hempel
Name: Jason Hempel
Title: Managing Director

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

HIGHBRIDGE SCF SPECIAL SITUATIONS SPV, L.P.

By:	Highbridge Capital Management, LLC, as Trading Manager

By:	/s/ Jason Hempel
Name: Jason Hempel
Title: Managing Director

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

Whitebox Advisors LLC

Whitebox Multi-Strategy Partners, LP as a Lender

By:	Whitebox General Partner, LLC, its general partner

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Executive Officer and
General Counsel

Whitebox Asymmetric Partners, LP as a Lender

By:	Whitebox General Partner, LLC, its general partner

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Executive Officer and
General Counsel

Whitebox Caja Blanca Fund, LP as a Lender

By:	Whitebox Caja Blanca GP, LLC, its general Partner

By:	Whitebox General Partner, LLC, its managing member

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Executive Officer and General Counsel

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

Whitebox Relative Value Partners, LP as a Lender

By:	Whitebox General Partner, LLC, its general partner

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Executive Officer and General Counsel

Whitebox Credit Partners, LP as a Lender

By:	Whitebox General Partner, LLC, its general partner

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Executive Officer and General Counsel

Pandora Select Partners, LP as a Lender

By:	Whitebox General Partner, LLC, its general partner

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Executive Officer and General Counsel

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

Whitebox GT Fund, LP as a Lender

By:	Whitebox General Partner, LLC, its general partner

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Executive Officer and General Counsel

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

Oak Hill Advisors, L.P., on behalf of certain funds and separate accounts that it manages

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Phillip Waldier
Name: Phillip Waldier
Title: Vice President

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

BRISTOW GROUP INC.

By:	/s/ Geoffrey L. Carpenter
Name: Geoffrey L. Carpenter
Title: Vice President and Treasurer

BRISTOW HOLDINGS COMPANY LTD. III

By:	/s/ Geoffrey L. Carpenter
Name: Geoffrey L. Carpenter
Title: Vice President and Treasurer

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

SCHEDULE 1

LENDERS AND COMMITMENTS

[Schedule of Lender Commitments on file with the Lenders’ advisors.]

EXHIBIT A

DIP FACILITY TERM SHEET

[ATTACHED]

DIP FACILITY TERM SHEET

This Summary of Proposed Material Terms and Conditions (the “DIP Term Sheet”), dated as of May 10, 2019, sets forth certain terms of the DIP Facility (as defined below) proposed to be provided, subject to the conditions set forth below, by the DIP Lenders (as defined below) to Bristow Group Inc. and Bristow Holdings Company Ltd. III. Those entities which seek protection under chapter 11 of the Bankruptcy Code are referred to, collectively, as the “Debtors.” This DIP Term Sheet does not constitute a commitment, a contract to provide a commitment, an offer to sell, any solicitation to enter into any transaction, or any agreement by the DIP Lenders to provide the financing described herein.

This DIP Term Sheet does not attempt to describe all of the terms, conditions, and requirements that would pertain to the financing described herein, but rather is intended to be a summary outline of certain basic items, which shall be set forth in final documentation, which documentation shall be acceptable in all respects to the DIP Agent and the DIP Lenders (each as defined below) in their sole discretion. All capitalized terms not defined herein shall have the meaning ascribed to them in the commitment letter to which this DIP Term Sheet is attached (the “Commitment Letter”).

Facility

The facility will be a senior, secured super priority, priming debtor-in-possession credit facility (the “DIP Facility”; the loans thereunder, the “DIP Loans”) in the aggregate principal amount of up to $75 million (the “Total DIP Commitment”).

The Total DIP Commitment will be available upon entry of the DIP Order (as defined below) and borrowings under the DIP Facility which may then be requested until 120 days following the Petition Date (the “Availability Period”) in minimum amounts of $25 million per draw. At the end of the Availability Period, any unused portion of the Total DIP Commitment shall be terminated.

DIP Lenders	The members of that certain ad hoc group (the “Secured Notes Ad Hoc Group”) of holders of the Company’s 8.75% Senior Secured Notes due 2023 (the “Secured Notes”) that have agreed to provide the DIP Facility on the terms and conditions set forth herein (the “DIP Lenders”). The “Required DIP Lenders” shall mean, at any time, two or more, unaffiliated DIP Lenders holding more than 66 and 2/3% of the aggregated outstanding DIP Loans.

DIP Agent	The administrative agent and collateral agent for the DIP Facility (the “DIP Agent”) will be selected by the DIP Lenders.

Borrowers	Bristow Group Inc. (“Holdings”) and Bristow Holdings Company Ltd. III (together with Holdings, the “Borrowers” and, collectively with the Guarantors, the “Obligors” and, with all direct and indirect subsidiaries of Holdings, the “Company”).

Guarantors	Each of the subsidiaries of Holdings that is a guarantor of the Secured Notes and each of the entities on Schedule 1 hereto.

Term	The DIP Facility will mature on the earliest of (i) the Outside Date (as defined below), (ii) 90 days after the Petition Date unless a final order approving the DIP Facility in form and substance reasonably satisfactory to the Required DIP Lenders (the “DIP Order”) has been entered prior thereto, (iii) the effective date of any chapter 11 plan and (iv) as directed by the Required DIP Lenders following and during the continuation of any Event of Default (as defined below) under the DIP Facility (the first of the foregoing to occur, the “DIP Maturity Date”).

Interest Rate	LIBOR + 6% per annum paid in cash, monthly in arrears.

Default Interest Rate	2% in excess of the Interest Rate, paid in cash.

Fees	[Omitted].

Use of Proceeds	The proceeds of the DIP Facility shall be used by the Company in accordance with the DIP Budget (as defined below) to provide working capital to the Company, fund the costs of the administration of the Debtors’ bankruptcy cases and the consummation of the restructuring as provided in a chapter 11 plan, that shall provide for the treatment of the DIP Facility as set forth in this Term Sheet (the “Chapter 11 Plan” and the accompanying disclosure statement, the “Disclosure Statement”) or otherwise as agreed upon by the Debtors and the Required DIP Lenders, in their reasonable discretion.

Mandatory Prepayments	The DIP Loans shall be subject to mandatory prepayments upon certain events to be agreed (including without limitation (a) with the net cash proceeds in excess of $2,000,000 from sales or other dispositions of any assets of Holdings or any of its subsidiaries and (b) upon the incurrence of indebtedness not permitted by the DIP Loan Documents).

Conversion/Payment upon Exit

Subject to the effective date of a chapter 11 plan, the Borrowers shall have the option to convert all outstanding principal amounts of the DIP Facility into an agreed upon percentage of the equity of Holdings (the “Equity Conversion Option”) at an agreed upon discount to the equity value set forth in the Disclosure Statement, which such equity value shall be acceptable to the DIP Lenders (the “Plan Equity Value”).

Amounts outstanding under the DIP Facility (including, without limitation, accrued interest and all accrued fees, expenses and other amounts) shall be payable in cash in full on the Effective Date; provided that the DIP Facility may be rolled into an Exit Facility on a dollar-for-dollar basis, the terms of such Exit Facility to be agreed upon and acceptable to the DIP Lenders; provided, further that upon the DIP Maturity Date, if a chapter 11 plan has not become effective, all outstanding principal amounts of the DIP Facility (and all other accrued amounts, including, without limitation, accrued interest and all accrued fees, expenses and other amounts under the DIP Facility) shall immediately become due and payable in cash.

Transferred Assets	As soon as practicable but not later than June 30, 2019 (or, in the case of the BriLog AW189 referred to below, on or prior to the date of the Commitment Letter), the four AW189 helicopters presently leased pursuant to the Settlement Agreement on Corrosion dated 20 February 2018, and the leases, subleases, purchase agreement (Brilog) and framework agreement, each dated July 11, 2013 (the “Leased AW189s”), and the two AW189s owned by BriLog Leasing Ltd. (the “BriLog AW189s”),[1] shall be transferred to a newly formed, special purpose, bankruptcy remote subsidiary of Bristow Helicopter Group Limited (the “BALL SPV”) or BriLog Leasing Ltd. (the “BriLog SPV”).

DIP Collateral

The DIP Facility will be granted:

(a)   By the consent of the lenders thereto, first priority priming senior liens on the 2019 Term Loan Collateral and the collateral securing the Secured Notes;

(b)   First priority senior liens on all other present and after acquired unencumbered property or other property otherwise not subject to validly perfected liens (whether tangible, intangible, real, personal or mixed and wherever located) of the Debtors and non-Debtor Obligors, including without limitation proceeds of avoidance actions and the DIP Loan Disbursement Account (as defined below;

(c)   Junior liens on all collateral that is subject to validly perfected liens permitted under the 2019 Term Loan and the Secured Notes, including collateral securing the equipment financing facilities other than the Bristow U.S. Leasing LLC (“BULL”) equipment financing facility (collectively with the collateral set forth in subclauses (a) and (b) above, the “DIP Collateral”); and

(d)   Superpriority administrative expense claims against all Debtors, subject to the Carve-Out (the “DIP Superpriority Claims”).

[1]	Aircraft serial numbers 92001 and 92006.

Notwithstanding the foregoing, the DIP Facility shall be subject to the Carve-Out (as defined below) in all respects; and the liens on the DIP Collateral shall be junior and subordinate to the Carve-Out. Equipment Facility Lenders means Lombard plc, PK Air Finance, and Macquarie.

All of the liens securing the DIP Facility described herein shall, to the fullest extent permitted by applicable law and bankruptcy jurisdiction, be effective and perfected as of the DIP Order (except as expressly provided herein) and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements.

Notwithstanding the foregoing, the Company shall take all actions necessary, desirable and/or requested by the DIP Agent or DIP Lenders to create and perfect all liens in the collateral securing the DIP Facility in each jurisdiction in which the DIP Order is not applicable.

In addition, with respect to the DIP Facility, the DIP Order will provide for waivers of section 506(c), 552(b)’s equities of the case exception, and any right to apply the equitable doctrine of marshaling, among other customary terms and provisions.

Adequate Protection

As adequate protection for the holders of the Secured Notes and the 2019 Term Loan Lenders during the bankruptcy proceedings, the Company will provide a customary adequate protection package, including without limitation:

(a) make current interest payments at the non-default rate under their respective debt documents in connection with the Secured Notes and the 2019 Term Loan, as applicable;

(b) provide to the holders of the Secured Notes and the 2019 Term Loan Lenders replacement liens on and, if applicable, new continuing, valid, binding, enforceable, non-avoidable and automatically perfected post-petition security interest in and liens on all DIP Collateral immediately junior to the liens securing the DIP Facility and the Carve-Out, but senior to all other liens on the DIP Collateral;

(c) superpriority administrative expense claims, immediately junior to the DIP Superpriority Claims and the Carve-Out, pari passu with superpriority claims granted to Equipment Facility Lenders to the extent of any post-petition diminution in value in collateral, including cash collateral of such Equipment Facility Lenders and senior to all other claims in the Chapter 11 Cases;

(d) pay the reasonable and documented fees and expenses for counsel and financial advisors to the Secured Notes Ad Hoc Group and the 2019 Term Loan Lenders, including special and local counsel in all relevant jurisdictions;

(e) deliver to the holders of the Secured Notes and the 2019 Term Loan Lenders all reports, notices and Milestone requirements provided for in the DIP Loan Documents and (f) the following adequate protection case milestones:

(i) the filing of a chapter 11 plan in form and substance satisfactory to the Debtors, at any time, two or more unaffiliated Term Loan Lenders holding more than 66 and 2/3% of the aggregate outstanding Term Loans (the “Required Term Loan Lenders”) and, at any time, two or more unaffiliated Secured Notes Holders holding more than 66 and 2/3% of the aggregate outstanding Secured Notes (the “Required Secured Noteholders”, and together with the Required Term Loan Lenders, the “Required Lenders”) (an “Acceptable Chapter 11 Plan”), and a disclosure statement related thereto, on or before August 1, 2019;

(ii) entry of an order approving such disclosure statement, in form and substance reasonably satisfactory to the Required Lenders, on or before the date that is 45 days after the filing thereof;

(iii) entry of an order confirming the Acceptable Chapter 11 Plan, in form and substance reasonably satisfactory to the Required Lenders, on or before the date that is 60 days after the entry of an order approving the disclosure statement for the Acceptable Chapter 11 Plan;

and (iv) substantial consummation of the Acceptable Chapter 11 Plan on or before the date that is 30 days after the entry of an order confirming the Acceptable Chapter 11 Plan.

In addition, the Company may make principal and interest payments, and reimburse reasonable and documented attorneys’ fees and costs of one lead counsel and one local counsel, to any other secured financing party to the extent (i) required to comply with section 1110 of the Bankruptcy Code or (ii) agreed to by the Required Lenders.

With respect to the 2019 Term Loan and the Secured Notes, the DIP Order will provide for waivers of section 506(c), 552(b)’s equities of the case exception, and any right to apply the equitable doctrine of marshaling, among other customary terms and provisions.

DIP Loan Disbursement Account

The DIP Loan Documentation (as defined below) shall provide that the Borrowers shall create one or more newly formed accounts maintained in a financial institution acceptable to the Required DIP Lenders (the “DIP Loan Disbursement Account”) owned by Holdings, and subject to a deposit account control agreement (in form and substance satisfactory to the Required DIP Lenders and the DIP Agent), which shall provide, inter alia, that the DIP Agent shall have immediate and sole control over the account (including disbursements therefrom); it being understood that no disbursements therefrom shall be permitted except pursuant to the DIP Order.

The disbursements from the DIP Loan Disbursement Account shall only be made in compliance with the DIP Budget for such uses as are specified herein. The Debtors will seek emergency Bankruptcy Court approval of interim and final cash management orders on the first day of the Chapter 11 Cases, which shall be in form and substance acceptable to the Required DIP Lenders (the “Interim Cash Management Order” and the “Final Cash Management Order,” as applicable).

Budget	Shall mean the 26-week operating cash flow forecast/budget of Holdings and its subsidiaries that complies with the definition of the “Budget” under the credit agreement governing the DIP Facility (the “DIP Credit Agreement”) and is reasonably acceptable to the DIP Agent and the Required DIP Lenders (such budget, as supplemented in accordance with the DIP Credit Agreement, the “DIP Budget,” as applicable). The initial DIP Budget shall be received and approved by the DIP Agent and Required DIP Lenders on or before the funding of the DIP Facility.

Reporting

The Borrower shall provide the DIP Agent and the advisors to the Secured Notes Ad Hoc Group:

(a)   monthly unaudited consolidated financial statements (other than cash flow statements) of Holdings and its subsidiaries (together with consolidating financial statements of Holdings’ foreign subsidiaries (other than cash flow statements)) within 20 days after the end of each fiscal month, certified by Holdings’ chief financial officer, chief accounting officer or treasurer;

(b)   quarterly unaudited consolidated financial statements of Holdings and its domestic and foreign subsidiaries (together with consolidating financial statements) within 45 days of quarter-end for the first three fiscal quarters of the fiscal year, certified by Holdings’ chief financial officer, chief accounting officer or treasurer;

(c)   annual audited consolidated financial statements of Holdings and its subsidiaries (together with consolidating financial statements of Holdings’ foreign subsidiaries) within 90 days of year-end, certified with respect to such consolidated statements by KPMG or other independent certified public accountants;

(d)   an updated DIP Budget, every four weeks, and a weekly report of any variance from the DIP Budget, beginning the Friday immediately following the initial funding of the DIP Facility, provided that the initial DIP Budget shall be received and approved by the DIP Agent and Required DIP Lenders on or before the funding of the DIP Facility;

(e)   all pleadings, motions and other documents related to the DIP Facility, by the earlier of (i) two business days prior to being filed (and if impracticable, then promptly after being filed) on behalf of the Company with the Bankruptcy Court, or (ii) prior to the time such documents are provided by the Company to the U.S. Trustee; and

(f)   other customary reporting requirements for similar debtor-in-possession financings and other reporting requirements appropriate to the specific transaction, including, without limitation, with respect to litigation, contingent liabilities, ERISA or environmental events and notice and delivery of certain filings made by the Company.

For the avoidance of doubt, financial reporting packages shall include information on Debtor and non-Debtor subsidiaries, including detailed information on Bristow Aviation Holdings Limited and its subsidiaries.

Conditions Precedent

Conditions precedent to each borrowing under the DIP Facility shall be customary for financings of this type and consistent with the Documentation Principles, and shall include, without limitation:

(a)   the preparation, authorization, execution and delivery by the Borrowers and the Guarantors of loan and security documentation, borrowing notices, legal opinions, closing certificates, organizational documents, evidence of authorization and good standing and the DIP Budget in each case in customary form and satisfactory to the DIP Agent and the DIP Loan Lenders;

(b)   all documents and instruments required to create and perfect the liens in the DIP Collateral shall have been executed and delivered by the Borrowers, the Guarantors and any other necessary persons or entities and be in proper form for filing in the appropriate jurisdiction;

(c)   entry by the Bankruptcy Court of the DIP Order, which shall include approval of the granting of the liens securing the DIP Facility to the DIP Agent;

(d)   the representations and warranties of the Borrowers and Guarantors under the DIP Loan Documents shall be true and correct;

(e)   the Borrowers shall have given the DIP Lenders five business days’ notice of any requests for a drawing under the DIP Facility;

(f)   no default under the DIP Loan Documents shall have occurred and be continuing; and

(g)   all reasonable and documented fees, costs and expenses owed to the DIP Lenders and advisors to the Secured Notes Ad Hoc Group shall have been paid.

Representations and Warranties	The DIP Loan Documents will contain customary representations and warranties in form and substance reasonably acceptable to the DIP Agent and DIP Lenders and consistent with the Documentation Principles, subject to materiality thresholds, carve-outs and exceptions to be agreed, and including, but not limited to, representations that the Borrower and Guarantors do not have any material actual liabilities which have not been disclosed to the DIP Agent and DIP Lenders, and that no defaults under or termination of material agreements (including termination of the U.K. SAR contract) or the exercise of remedies designed to take control thereof have occurred from and after the date of commencement of the Chapter 11 Cases.

Affirmative Covenants

The DIP Loan Documents will contain customary affirmative covenants in form and substance acceptable to the DIP Agent and DIP Lenders and consistent with the Documentation Principles, subject to, where appropriate, materiality thresholds, carve-outs and exceptions to be agreed, and including without limitation requirements:

(a)   to perfect the DIP Agent’s liens on any non-Debtor assets comprising DIP Collateral;

(b)   that all pleadings, motions and other documents related to the DIP Facility filed on behalf of the Debtors be reasonably acceptable to the Required DIP Lenders;

(c)   to provide to the DIP Lenders and their financial advisors access to the financial advisors to the Company upon reasonable prior notice at all times during the Chapter 11 Cases; and

(d)   that the U.K. SAR contract remain in full force and effect, without material modifications or impairments, at all times during the Chapter 11 Cases and upon the Debtors’ exit from bankruptcy.

Financial Covenants	The DIP Loan Documents will contain financial covenants applicable to Holdings and its subsidiaries, and acceptable to the DIP Agent and applicable DIP Lenders, limited to compliance with the DIP Budget as measured by an appropriate variance test measured and tested on a rolling four-week basis.

Negative Covenants	The DIP Loan Documents will contain customary negative covenants in form and substance acceptable to the DIP Agent and DIP Lenders and consistent with the Documentation Principles, subject to, where appropriate, materiality thresholds, carve-outs and exceptions to be agreed, and including, but not limited to, negative covenants prohibiting incurrence of additional debt by Holdings, the Borrowers and their respective foreign and domestic subsidiaries and the incurrence of any lien not currently existing on their respective assets and otherwise restricting fundamental changes, loans and other investments, restricted payments, asset sales, affiliate transactions (outside the ordinary course of business), restrictive agreements, hedging transactions, amendments to material documents and accounting changes.

Events of Default

The DIP Loan Documents will contain customary events of default (each, an “Event of Default”) (with, where appropriate, customary grace periods and exceptions) in form and substance appropriate for debtor-in-possession financings and the specific transaction, and which shall be acceptable to the DIP Agent and DIP Lenders and consistent with the Documentation Principles, including without limitation:

(a)   bankruptcy or other insolvency events of direct or indirect non-Debtor subsidiaries of the Borrower other than as a result of the commencement of the Chapter 11 Cases;

(b)   failure or invalidity of liens granted pursuant to the DIP Order;

(c)   the termination of or other exercise of remedies under the U.K. SAR contract;

(d)   the making of any payments in respect of prepetition obligations other than as agreed to by the Secured Notes Ad Hoc Group;

(e)   the entry of an order of the Bankruptcy Court granting any claim, other than as permitted under the DIP Loan Documents including any carve-out for administrative expenses, superiority administrative expense claim status pari passu with or senior to the claims in favor of the DIP Lenders under the DIP Facility;

(f)   noncompliance by any Obligor or any of its subsidiaries with the terms of the DIP Order;

(g)   failure to comply with any of the Milestones;

(h)   (i)  entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by the Debtors of a motion or other pleading seeking entry of such an order; (ii) a trustee, responsible officer or an examiner having expanded powers (beyond those set forth under section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104 of the Bankruptcy Code (other than a fee examiner) is appointed or elected in the Chapter 11 Cases, the Debtors apply for, consent to or acquiesce in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such an appointment, in each case without the prior written consent of the Required DIP Lenders in their sole discretion; (iii) the entry of an order staying, reversing, vacating or otherwise modifying the DIP Order, or the filing by the Debtors of an application, motion or other pleading seeking entry of such an order; (iv) without the consent of the Required DIP Lenders, the entry of an order in any of the Chapter 11 Cases seeking authority to use cash collateral (other than with the prior written consent of the Required DIP Lenders) or to obtain financing under section 364 of the Bankruptcy Code (other than the DIP Facility); (v) without the consent of the Required DIP Lenders the entry of an order in any of the Chapter 11 Cases granting adequate protection to any other person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to “first day” or other orders reasonably acceptable to the Required DIP Lenders) or (vi) the filing or support of any pleading by any Obligor (or any direct or indirect parent thereof) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (v) above; and

(i) the commencement of any action by any Obligor or any direct or indirect subsidiary of any Obligor against any of the prepetition secured parties with respect to any of the obligations or liens under or with respect to the Secured Notes.

Remedies upon an Event of Default	The DIP Loan Documents will allow for remedies upon Events of Default in form and substance customary, and which shall be acceptable to the DIP Agent and DIP Lenders and consistent with the Documentation Principles.

Milestones

The DIP Credit Agreement will include certain milestones (collectively, the “Milestones”) related to the chapter 11 cases as agreed by and between the DIP Agent and the DIP Lenders, on the one hand and the Debtors, on the other hand, including, without limitation (it being understood that, except as provided below, all orders and other documents filed with the Bankruptcy Court must be reasonably acceptable to the DIP Agent and the Required DIP Lenders):

(a)   No later than 90 days following the Petition Date, the DIP Order shall be entered.

(b)   No later than August 1, 2019, the Company shall file a Chapter 11 Plan, which shall provide for the payment in cash in full of the DIP Facility and customary releases, and Disclosure Statement related thereto.

(c)   Not later than 45 days following the filing of such Chapter 11 Plan and Disclosure Statement, the Bankruptcy Court shall enter an order approving the Disclosure Statement.

(d)   Not later than 60 days following the approval of such Disclosure Statement, the Bankruptcy Court shall enter an order confirming the Chapter 11 Plan, which shall provide for the payment in cash in full of the DIP Facility and customary releases.

(e)   Not later than 30 following entry of the order confirming the Chapter 11 Plan, the confirmed Chapter 11 Plan shall be effective.

(f)   Not later than 1 year from the Petition Date, the DIP Facility (including, without limitation, all accrued and unpaid interest, fees and expenses) shall be repaid in full subject to the Equity Conversion Option if exercised (the “Outside Date”).

Assignments and Participations:	Assignments must be in a minimum amount of $500,000 (or, if less, the remaining commitments and/or DIP Loans of any assigning DIP Lender) and are subject to the consent of the DIP Agent and the Debtors, except, in each case, with respect to any assignment to a DIP Lender, an affiliate of such a DIP Lender or a fund engaged in investing in commercial loans that is advised or managed by such a DIP Lender or the advisor or manager of such DIP Lender. No consent of the Borrowers shall be required with respect to any such assignment during the existence of an Event of Default.

Carve-Out	The Carve-Out shall consist of the aggregate amount needed for (i) accrued but unpaid professional fees, costs and expenses of the Borrower (other than any “success” or similar fees payable to such professionals) and professionals for any official committee of unsecured creditors (the “Committee”), whether allowed before or after the delivery of a Carve-Out Trigger Notice, incurred at any time prior to DIP Agent’s delivery of a Carve-Out Trigger Notice (as defined below), (ii) professional fees, costs and expenses of the Borrower and Committee incurred at any time in the Chapter 11 Cases after delivery of a Carve-Out Trigger Notice not to exceed an agreed amount, and (iii) the payment of fees and expenses pursuant to 28 U.S.C. § 1930 (collectively, the “Carve-Out”). The Carve-Out and any loans under the DIP Facility may not be used to investigate or challenge the validity, perfection, priority, extent, or enforceability of the DIP Facility, the Secured Notes or the liens or security interests securing the DIP Facility or the Secured Notes. “Carve-Out Trigger Notice” means written notice to the Borrower that the Carve-Out is invoked, which notice shall be delivered only after the occurrence and during the continuation of an Event of Default (after giving effect to any applicable grace periods).

Professional Fees and Indemnification	All reasonable and documented out-of-pocket accrued and unpaid fees, costs, disbursements and expenses of the DIP Agent and the Secured Notes Ad Hoc Group (including, without limitation, the reasonable and documented fees, costs and expenses of their legal counsel (including, for the avoidance of doubt, the fees, costs and expenses of counsel to the DIP Agent, aviation counsel and local (including foreign) counsel as appropriate), and financial advisors) shall be paid monthly. In addition, the Company shall indemnify the DIP Lenders and each of their respective affiliates and their and their affiliates’ respective officers, directors, employees, agents, advisors, attorneys and representatives.

Documentation

This term sheet shall be subject to further documentation, including, without limitation, the DIP Credit Agreement, the order(s) approving the DIP Facility, and all the security and collateral agreements (including, without limitation, account control agreements) that are required by, and are in form and substance satisfactory to, the DIP Agent and DIP Lenders (collectively, the “DIP Loan Documents”).

The DIP Credit Agreement shall not become effective or binding until the date on which the DIP Credit Agreement is fully executed.

Documentation Principles

The DIP Loan Documents will be consistent with the Documentation Principles (as defined below).

As used herein, “Documentation Principles” means documentation based on and that will be drafted starting from the 2019 Term Loan Agreement dated as of May 10, 2019; provided that the definitive documentation will be modified (i) to reflect the express terms and conditions set forth in this Term Sheet, (ii) to account for the existence and continuance of the Chapter 11 Cases (including customary representations and warranties, covenants and events of default for facilities of this type) and to include provisions applicable to debtor-in-possession facilities generally, (iii) to reflect changes in law and market practice, and (iv) as otherwise agreed between the Company and the DIP Lenders. Notwithstanding the foregoing or any other provision hereof, certain “thresholds,” “baskets,” “grace periods,” and “cure periods” shall be modified in a customary manner for debtor-in-possession facilities.

Governing Law	State of New York (and, to the extent applicable, the Bankruptcy Code)

Counsel to the Secured Notes Ad Hoc Group	Davis Polk & Wardwell LLP, Daugherty, Fowler, Peregrin, Haught & Jenson and each local counsel retained by the Secured Notes Ad Hoc Group.

Schedule 1 – Guarantors

Bristow Holdings Company Ltd (Cayman Islands)

BL Holdings II CV (Netherlands)

BL Scotia LP (UK)

Bristow Cayman Ltd. (Cayman Islands)

Bristow Helicopter Group Limited (UK)

Bristow Canadian Real Estate Company Inc. (Canada)

Bristow Canada Holdings Inc. (Canada)

BriLog Leasing Ltd. (Cayman)

Bristow (UK) LLP (UK)

ANNEX I

Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in this Commitment Letter or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Commitment Letter, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Commitment Letter; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.